Exhibit 99.1

FOR IMMEDIATE RELEASE

ECO VENTURES GROUP DEVELOPS HYDRO SEPARATION SYSTEM

Groveland, FL – October 7, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) announced today that it has developed a hydro separation system for the pre-concentration of crushed ore with its partner Raptor Technology Group, Inc. (“Raptor”).  The system’s simplicity concentrates particles by density of crushed ore to a ratio of up to 20 to 1. EVGI and Raptor will be filing a joint patent application on the system with the US Patent and Trademark Office.

EVGI has a prototype of its hydro separation system installed and operating at its 5,000 tons of concentrated ore per year precious metal extraction facility in Florida.  EVGI plans to build several larger hydro separation systems for the pre-concentration of ore with the ability to process up to 100 tons of raw ore per day.

“This system will save the Company time and money when it comes to our throughput.  We will process concentrated ore in our precious metal extraction plant which will greatly improve results while keeping costs low,” said Randall Lanham, CEO or Eco Ventures Group.  “We will eventually use our pre-concentration systems at mine sites to even further reduce the transportation costs,” added Lanham.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVGI”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Name:    Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com